Exhibit 99.1

Harrington West Financial Group, Inc. Reauthorizes Share Repurchase Program


    SOLVANG, Calif.--(BUSINESS WIRE)--Nov. 1, 2007--Harrington West Financial Group, Inc. (NASDAQ:HWFG), the holding company for Los Padres Bank, FSB and its division, Harrington Bank, today announced that its Board of Directors reauthorized the repurchase of up to 200,000 of HWFG's shares from time to time as market conditions may warrant. These shares will be purchased in open market or privately negotiated transactions. In commenting on the repurchase program, Chairman and CEO, Craig J. Cerny, stated "Given the recent valuation of HWFG shares and the Company's prospects, the Board of Directors concluded that the Company's shares offered the potential for an attractive investment return."

    Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 16 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $191.1 million in assets under management or custody.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company's beliefs and expectations concerning the impact of CMBS spreads on its TROR swaps as well as the impact of the deterioration in the sub-prime mortgage market on its AFS securities portfolio and
(vi) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 480-596-6555
             or
             For share transfer information:
             Lisa Watkins, 805-688-6644